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                          STATE FARM MUTUAL FUND TRUST

                                  on behalf of

                             State Farm Equity Fund
                        State Farm Small Cap Equity Fund
                      State Farm International Equity Fund
                          State Farm S&P 500 Index Fund
                         State Farm Small Cap Index Fund
                       State Farm International Index Fund
                         State Farm Equity and Bond Fund
                              State Farm Bond Fund
                       State Farm Tax Advantaged Bond Fund
                          State Farm Money Market Fund
                         State Farm LifePath Income Fund
                          State Farm LifePath 2010 Fund
                          State Farm LifePath 2020 Fund
                          State Farm LifePath 2030 Fund
                          State Farm LifePath 2040 Fund

         Amended and Restated Multiple Class Plan Pursuant to Rule 18f-3

This Multiple Class Plan (the "Plan") was adopted by the Board of Trustees of State Farm Mutual Fund Trust (the "Trust") pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the "Act"). Each class of shares of the State Farm Equity Fund, State Farm Small Cap Equity Fund, State Farm International Equity Fund, State Farm S&P 500 Index Fund, State Farm Small Cap Index Fund, State Farm International Index Fund, State Farm Equity and Bond Fund, State Farm Bond Fund, State Farm Tax Advantaged Bond Fund, State Farm Money Market Fund, State Farm LifePath Income Fund, State Farm LifePath 2010 Fund, State Farm LifePath 2020 Fund, State Farm LifePath 2030 Fund and State Farm LifePath 2040 Fund (each, a "Fund" and collectively, the "Funds"), each a series of the Trust, will have the same relative rights and privileges and be subject to the same sales charges, fees and expenses, except as set forth below. The Board of Trustees of the Trust may determine in the future that other distribution arrangements, allocations of expenses (whether ordinary or extraordinary) or services to be provided to a class of shares are appropriate and amend this Plan accordingly without the approval of shareholders of any class. Except as set forth in the Trust's prospectus, shares may be exchanged only for shares of the same class of another Fund.

Article I. Class A Shares

Class A Shares are sold at net asset value and subject to the initial sales charge schedule or contingent deferred sales charge and minimum purchase requirements as set forth in the Trust's prospectus, unless a waiver or reduction described in the prospectus is applicable. Class A Shares are subject to distribution fees calculated as a stated percentage of the net assets attributable to Class A shares under the Trust's Distribution Plan for Class A Shares as set forth in such Distribution Plan. Class A Shares also are subject to service fees calculated as a stated

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percentage of the net assets attributable to Class A shares under the Trust's
Shareholder Servicing Agreement as set forth in such Shareholder Servicing Agreement. The Class A Shareholders of a Fund have exclusive voting rights, if any, with respect to the Trust's Class A Rule 12b-1 Distribution Plan as it applies to each Fund, or to any matter that separately affects that class or as required by applicable law. Expenses related to transfer agency activities may be allocated to Class A Shares. State and federal registration fees applicable to Class A Shares are allocated to Class A Shares. Class A Shares shall be entitled to the shareholder services set forth from time to time in the prospectus and/or Statement of Additional Information for such class.

Article II. Class B Shares

     Class B Shares are sold at net asset value per share without the imposition of an initial sales charge. However, Class B Shares redeemed within a specified number of years of purchase will be subject to a contingent deferred sales charge as set forth in the Trust's prospectus, unless a waiver or reduction described in the prospectus is applicable. Class B Shares are sold subject to distribution fees calculated as a stated percentage of the net assets attributable to the Trust's Class B Shares under the Trust's Distribution Plan for Class B Shares as set forth in such Distribution Plan. Class B Shares also are subject to service fees calculated as a stated percentage of the net assets attributable to Class B shares under the Trust's Shareholder Servicing Agreement as set forth in such Shareholder Servicing Agreement. The Class B Shareholders of a Fund have exclusive voting rights, if any, with respect to the Trust's Class B Rule 12b-1 Distribution Plan as it applies to each Fund, or to any matter that separately affects that class or as required by applicable law. Expenses related to transfer agency activities may be allocated to Class B Shares. State and federal registration fees applicable to Class B Shares are allocated to Class B Shares. Class B Shares shall be entitled to the shareholder services set forth from time to time in the prospectus and/or Statement of Additional Information for such class.

     Redemption requests placed by shareholders who own both Class A and Class B Shares of the Fund will be satisfied first by redeeming the shareholder's Class A Shares, unless the shareholder has made a specific election to redeem Class B Shares.

     Class B Shares automatically will convert to Class A Shares of the respective Fund at the end of a specified number of years after the initial purchase date of Class B shares, except as provided in the Trust's prospectus. Such conversion will occur at the relative net asset value per share of each class without the imposition of any sales charge, fee or other charge.

     For purposes of converting Class B shares to Class A shares, the initial purchase date for Class B Shares acquired through (i) reinvestment of dividends on Class B Shares or (ii) exchange from another Fund in the Trust will be deemed to be the date on which the original Class B Shares were purchased.

Article III. Institutional Class Shares

     Institutional Class Shares are sold by each Fund, at net asset value per share without the imposition of an initial sales charge. The Institutional Class Shareholders of a Fund have exclusive voting rights, if any, with respect to any matter that separately affects that class or as required by applicable law. Expenses related to transfer agency activities may be allocated to

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Institutional Class Shares. Institutional Class Shares also are subject to service fees calculated as a stated percentage of the net assets attributable to Institutional Class Shares under the Trust's Shareholder Services Agreement as set forth in the Shareholder Services Agreement. State and federal registration fees applicable to Institutional Class Shares are allocated to Institutional Class Shares. Institutional Class Shares shall be entitled to the shareholder services set forth from time to time in the prospectus and/or Statement of Additional Information for such class.

     Institutional Class Shares of each Fund will be sold directly by each Fund to institutional investors such as insurance companies, either affiliated or unaffiliated with the State Farm Investment Management Corp., defined contribution plans, defined benefit plans and endowment funds. Institutional Class Shares will be sold directly to current insurance agents of the State Farm Insurance Companies who are registered representatives of State Farm VP Management Corp., and the family members of those persons for purposes specified in the prospectus for such class. Institutional Class Shares also are sold to other persons associated with the State Farm Insurance Companies as specified in the prospectus for such class. Sales are subject to minimum initial and subsequent purchase amounts as specified in the prospectus for such class.

Article IV. R-Shares

Class R-1, R-2 and R-3 shares (collectively the "R-Shares") are sold at net asset value and are not subject to an initial sales charge schedule or to a contingent deferred sales charge. R-Shares are offered to State Farm customers who want to utilize the retirement plan administrative services provided by Bisys Retirement Services, Inc., a third party administrator, or Bisys' successor. R-Shares are subject to minimum purchase requirements as set forth in the prospectus. Class R-1 and R-2 shares are subject to distribution fees calculated as a stated percentage of the net assets attributable to those classes under the Trust's Distribution Plan for R-1 and R-2 Shares. R-Shares are subject to service fees calculated as a stated percentage of the net assets attributable to R-Shares under the Trust's Shareholder Servicing Agreement. The Shareholders of either Class R-1 or R-2 of a Fund have exclusive voting rights with respect to the Trust's Class R-1 or R-2 Rule 12b-1 Distribution Plan as it applies to each Fund, or to any matter that separately affects that class or as required by applicable law. Expenses related to transfer agency activities may be allocated to a particular R Share Class. State and federal registration fees applicable to a particular R Share Class are allocated to that class of shares. R-Shares shall be entitled to the shareholder services set forth from time to time in the prospectus and/or Statement of Additional Information for such class.

Class R-1 Shares automatically will convert to Class R-2 Shares of the respective Fund when the net asset value of R-1 Shares held by an employer's retirement plan administered by Bisys or its successor exceeds $500,000, except as provided in the Trust's prospectus. Such conversion will occur at the relative net asset value per share of each class without the imposition of any sales charge, fee or other charge.

Article V. Redemption in Kind

     Shares of any class may be redeemed in kind subject to the requirements of Rule 18f-1 under the Act and subject to any further restriction or prohibition under any state blue sky law.

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Article VI. Dividends and Other Distributions

     Dividends and other distributions paid by each Fund to the holders of a class of shares, to the extent paid, will be paid on the same day and at the same time, and will be determined in the same manner and will be in the same amount, except that the amount of the dividends and other distributions declared may be different from those paid to the holders of another class because of a specific class expense and expense waivers or reimbursements.

     Distributions of net investment income ("Income Dividends") of State Farm Bond Fund, State Farm Tax Advantaged Bond Fund, and the State Farm Money Market Fund (the "Daily Dividend Funds") will be paid pursuant to the settled shares method. Under the settled shares method, Income Dividends are allocated to different classes of shares of the Daily Dividend Funds based upon relative net assets, excluding the value of subscription receivables. The settled shares method of allocating Income Dividends does not apply to capital gain dividends or to unrealized appreciation/depreciation in the Daily Dividend Funds. Accordingly, shares of the Daily Dividend Funds attributable to subscription receivables participate in capital gain dividends declared by a Daily Dividend Fund and participate in unrealized appreciation/depreciation in a Daily Dividend Fund. The settled shares method of crediting Income Dividends shall also apply to any subsequently-created Fund of the Trust that pays Income Dividends on a daily basis.

Article VII. Allocation of Expenses; Waivers or Reimbursement of Expense

     Expenses described in Articles I through IV of this Plan shall be allocated as provided in those Articles. Other expenses shall be allocated among classes in a manner that is fair and equitable. Expenses relating to a Fund generally will be allocated among each class based upon the relative net assets of each class. Expenses relating only to a particular class shall be allocated to that class.

     Expenses of a specific class or specific classes of shares may be waived or reimbursed by State Farm Investment Management Corp., the investment adviser to certain Funds, or any other provider of services to the Trust.

Article VIII. Approval by Board of Trustees

     This Plan shall not take effect until it has been approved by the vote of majority (or whatever greater or lesser percentage may, from time to time, be required under Rule 18f-3 under the Act) of (a) all of the Trustees of the Trust, on behalf of the Fund, and (b) those of the Trustees who are not "interested persons" of the Trust, as such term may be from time to time defined under the Act.

Article IX. Severability

     This Plan is severable as to each Fund. The Board of Trustees may amend this Plan on behalf of one or more Funds, in which case a new Plan would be adopted in respect of any such Fund. In such event, this Plan would remain in full force and effect as to all other Funds.

Article X. Amendments

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     No material amendment to the Plan shall be effective unless it is approved by the Board of Trustees in the same manner as is provided for approval of this Plan in Article VIII.

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